                                                                    EXHIBIT 11.1
DYNAMEX INC.
CALCULATION OF NET INCOME PER COMMON SHARE
(in thousands except per share data)
(Unaudited)

                                          Three months ended      Nine months ended
                                               April 30,              April 30,
                                         --------------------   ----------------------
                                           2000        1999       2000         1999
                                         --------    --------   --------    ----------
                                                    (restated)              (restated)
Net income (loss)                        $   (506)   $    256   $   (453)   $   (2,311)
                                         ========    ========   ========    ==========

Weighted average common
   shares outstanding                      10,207      10,085     10,207        10,075

Common share equivalents related
   to options and warrants                     --         137         --            --
                                         --------    --------   --------    ----------
Common shares and common share
   equivalents                             10,207      10,222     10,207        10,075
                                         ========    ========   ========    ==========
Common stock price used under
   treasury stock method                 $     --    $   2.99   $     --    $     5.62
                                         ========    ========   ========    ==========
Net income (loss) per common share:
  Basic                                  $  (0.05)   $   0.03   $  (0.04)   $    (0.23)
                                         ========    ========   ========    ==========
   Diluted                               $  (0.05)   $   0.03   $  (0.04)   $    (0.23)
                                         ========    ========   ========    ==========


On September 16, 1999, the American Stock Exchange suspended trading in the Company's common stock. As a result, the Company is unable to determine the number, if any, of common share equivalents related to options and warrants for the three and nine months ended April 30, 2000. See Note 2 of Notes to Condensed Consolidated Financial Statements.